Exhibit 99.1




TVI Corporation           ______________________________________________________
                               7100 Holladay Tyler Road, Suite 300 o Glenn Dale,
                          Maryland 20769 o Tel: 301-352-8800 o Fax: 301-352-8818

FOR IMMEDIATE RELEASE

                    TVI CORPORATION ADOPTS STOCKHOLDER RIGHTS
                                      PLAN

GLENN DALE, MD -- December 4, 2003 -- TVI Corporation (OTCBB: TVIN), a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health and first response agencies, announced today that its board of directors has adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is similar to plans adopted by many other public companies and was not adopted in response to any current attempt to acquire the Company.

The Rights Plan is designed to guard TVI stockholders against abusive and coercive takeover tactics and to help them realize the full value of their investment by providing for the equal treatment of all TVI stockholders in the event that an unsolicited attempt is made to acquire the Company.

"The Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price. Rather, the Rights Plan was adopted to protect TVI stockholders against attempts to acquire control of the Company by means of open market accumulations of shares, two-tier tender offers, offers at less than a full and fair price or other takeover tactics which the Board believes are not in the best interests of TVI stockholders." Rick Priddy, President and Chief Executive Officer stated. "The Rights Plan is not being adopted in response to any specific takeover threat, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover and to treat all TVI stockholders fairly and equally. Over 2,500 companies have adopted a rights plan, including approximately 60% of the S&P 500(R) companies."

Under the Rights Plan, stockholders of record as of the close of business on December 3, 2003 will receive one right to purchase one one-hundredth of a share of Preferred Stock of the Company at a price of $6.00 per unit. Each purchase right is intended to be the economic equivalent of one share of the Company's common stock. The rights will be issued as a non-taxable dividend and will expire on December 1, 2013, unless earlier redeemed or exchanged. In the event that any person or group acquires 15% or more of the Company's common stock, the rights will become exercisable by persons other than the acquiring persons, unless the board of directors of the Company has approved the transaction in advance.

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Further  details of the Rights Plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the Rights Plan will be filed with the Securities and Exchange Commission as an exhibit to a report of the Company on SEC Form 8-K.

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

For more information concerning TVI, please visit us at: www.tvicorp.com.
                                                         ---------------

Contact:          TVI Corporation, Glenn Dale
                  Richard Priddy, 301-352-8800